Exhibit 16.1

November 10, 2004

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Gentlemen:

        We have read Item 4.01, Changes in Independent Registered Public Accounting Firm, of Form 8-K, dated July 31, 2004 and filed on November 12, 2004, of Atlantic Express Transportation Corp. and are in agreement with the statements contained in the first sentence of paragraph 1, paragraphs 2, 3, 4 and 5 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

Very truly yours,

/s/ Ernst & Young LLP